UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)           March 19, 2010

Six Flags, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, 15th Floor
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(212) 652-9403

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

As previously disclosed, Six Flags, Inc. (the “Company” or “SFI”), Six Flag Operations Inc. (“SFO”) and Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries (collectively with the Company, SFO and SFTP, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 09-12019).  On December 18, 2009, the Debtors filed with the Bankruptcy Court a disclosure statement (the “Disclosure Statement”) and a fourth amended joint plan of reorganization (the “Plan”) under chapter 11 of the Bankruptcy Code (“Chapter 11”).  On March 19, 2010, the Debtors announced in the Bankruptcy Court that they intend to modify the Plan to alter the proposed distributions to the holders of allowed unsecured claims against SFO and SFI (the “Modified Plan”).

Prior to any modification, the Plan provided that the holders of claims under the prepetition credit agreement (“Prepetition Credit Agreement Claims”) against SFTP, SFO and certain of its wholly-owned domestic subsidiaries would be paid in full, in cash, from the proceeds of an exit term loan and a rights offering to the holders of allowed unsecured claims against SFO (which include claims arising under or related to the 12¼% Senior Notes issued by SFO due in the year 2016) that voted to accept the Plan (“Accepting SFO Noteholders”).  Under the Plan, prior to any modification, the holders of allowed unsecured claims against SFO and SFI would have received distributions of new common stock in SFI, on and after the effective date of the Plan (“Reorganized SFI”).  Additionally, under the Plan, prior to any modification, each Accepting SFO Noteholder would have had the limited right to participate in the rights offering.

The Debtors expect that the Modified Plan will provide that: (1) holders of Prepetition Credit Agreement Claims and holders of unsecured claims against SFO will be paid in full (including, in the case of unsecured claims against SFO, prepetition interest and, subject to the approval of the Bankruptcy Court, postpetition interest), in cash, from the proceeds of debt financing and a rights offering to holders of unsecured claims against SFI; and (2) holders of unsecured claims against SFI shall receive a pro rata distribution of new common stock in Reorganized SFI and shall have the right to participate in the rights offering on terms and conditions yet to be determined.  As under the Plan prior to any modification, the Debtors expect that the holders of preferred income equity redeemable shares (“PIERS”) and common stock in SFI will receive no distribution and all such equity interests will be cancelled upon approval by the Bankruptcy Court of the Modified Plan.

Because the Debtors have not finalized the terms and conditions of the Modified Plan and the debt financing and equity offerings proposed thereunder, they remain subject to numerous uncertainties, risks and changes in circumstances, and there can be no assurance that the Debtors ultimately will file the Modified Plan with the Bankruptcy Court, or that the Bankruptcy Court will approve the Modified Plan if it is filed by the Debtors.

Bankruptcy law does not permit solicitation of acceptances of a plan of reorganization until the bankruptcy court approves the disclosure statement relating to such plan or determines that proposed modifications of such plan do not require resolicitation of such acceptances.  Accordingly, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan.

Cautionary Statement:

The information contained in this Current Report on Form 8-K, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the Debtors’ ability to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization; the potential adverse impact of the Chapter 11 filing on the Debtors’ operations, management and employees; risks associated with third parties seeking and obtaining court approval to terminate or shorted the exclusivity period for the Debtors to propose and confirm a plan of organization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; customer response to the Chapter 11 filing; and the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) and with the Bankruptcy Court in connection with the Debtors’ Chapter 11 filing.  In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at theme parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from the Company’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2009, and its other filings and submissions with the SEC, each of which are available free of charge on Six Flags’ website http://www.sixflags.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS, INC.

By:	/s/ James M. Coughlin
	Name:	James M. Coughlin
	Title:	General Counsel

Date:  March 19, 2010